ASSIGNMENT AND ASSUMPTION OF LEASE
This ASSIGNMENT AND ASSUMPTION OF LEASE (this “Assignment”) is executed as of September 1, 2023 by and between CODEXIS, INC, a Delaware corporation (“Assignor”) and VAXCYTE, INC., a Delaware corporation (“Assignee”).
RECITALS
The parties enter into this Assignment on the basis of the following facts, understandings, and intentions:
A.Assignor and ARE San Francisco No. 63, LLC, a Delaware limited liability company (“Landlord”), are parties to that certain Lease Agreement dated as of January 29, 2021 (the “Lease”, a copy of which is attached as Exhibit A) covering certain premises located at 825 Industrial Road, San Carlos, California (the “Building”) containing approximately 36,593 rentable square feet consisting of (i) Suite 100A located on the ground floor of the Building, containing approximately 18,817 rentable square feet and (ii) Suite 200B located on the second floor of the Building, containing approximately 17,776 rentable square feet (the “Premises”).
B.Subject to the terms of this Assignment, Assignor desires to assign to Assignee all of Assignor’s right, title, and interest as “Tenant” under the Lease from and after the Effective Date, and Assignee desires to assume all of Assignor’s obligations as “Tenant” under the Lease from and after the Effective Date.
NOW THEREFORE, in consideration of the foregoing Recitals and the mutual covenants and conditions contained herein, the parties hereby agree as follows:
1.Assignment: Assignor hereby assigns, transfers and conveys to Assignee, and Assignee hereby accepts, as of the Effective Date, all of Assignor’s right, title and interest in, under and to the Lease and the Premises. Also effective as of the Effective Date, Assignee accepts this assignment and assumes and agrees to keep, perform and fulfill, as a direct obligation to Landlord and for the benefit of Assignor, all of the terms, covenants, conditions and obligations required to be kept, performed and fulfilled by the “Tenant” under the Lease from and after the Effective Date, including, without limitation, the making of all payments due to, or payable on behalf of, Landlord under the Lease which may become due and payable on or after the Effective Date, but excluding the Base Rent Abatement (as defined in Section 6 below) and the Remaining TI Rent (as defined in Section 7 below). Subject to the last sentence of Section 4 below, Assignee shall not be responsible for claims by Landlord for indemnification under the indemnity clauses under the Lease with respect to occurrences taking place prior to the Effective Date.
2.Reconciliations and Prepaid Rents: To the extent there is any reconciliation of Operating Expenses with respect to any period prior to the Effective Date, Assignor and Assignee agree to equitably make adjustments as of the Effective Date, and Assignee shall provide the requisite back-up documentation for all such Operating Expenses for the parties to make the equitable adjustments. Assignee and Assignor, as the case may be, each agrees to make payment of any amounts owed within thirty (30) days following such reconciliation. In addition, if the Effective Date is a date other than the first day of the month, any Rent paid by Assignor under the Lease allocable to the portion of such month from and after the Effective Date shall be applied towards Assignor’s obligation under this Assignment to pay the Base Rent Abatement.
3.Effective Date and Delivery. The “Effective Date” shall be the earlier of (a) the date by which Assignee occupies the Premises for the operation of business (provided that the exercise of Assignee’s early access rights pursuant to Section 4 below shall not be deemed the commencement of operation of business at the Premises by Assignee) or (b) the date by which (i) Assignor delivers the Premises to Assignee broom clean and Fully Decommissioned (as hereinafter defined) with respect to Assignor’s lab operations, (ii) the Consent (as hereinafter defined) has been obtained, (iii) the outstanding principal balance of the Remaining TI Rent has been paid pursuant to Section 7 below, and (iv) the Agilent Bravo96 has been removed pursuant to Section 13 below. “Fully Decommissioned” shall mean (x) the decommissioning of the Premises with respect to Assignor’s lab operations as required by the local jurisdiction as evidenced by either (A) a closure or sign-off letter with respect thereto (or equivalent documentation evidencing that the local jurisdiction is satisfied with its decommissioning inspection, with no reservations, additional work or any follow-up required) or (B) an email from the local jurisdiction stating that Assignor passed its decommissioning inspection, with no reservations, additional work or any follow-up required (in the event this decommissioning requirement is satisfied through such an email, Assignor shall promptly provide to Assignee a copy of the formal letter if and when received), and (y)Assignor’s completion of the Decommissioning and HazMat Closure Plan approved by Landlord. Assignor shall promptly forward to Assignee a copy of the closure letter that it receives from the local jurisdiction regarding the decommissioning of the Premises. The target Effective Date shall be October 1, 2023. This Assignment shall not be void or voidable, nor shall Assignor be liable to Assignee for any loss or damage, by reason of delays in the Effective Date or delays in Assignor delivering the Premises to Assignee for any reason whatsoever; provided, however, (a) in the event the Effective Date shall not have occurred on or before December 1, 2023 (the “Penalty Delivery Deadline Date”), then the Base Rent Abatement shall be increased by one (1) day for each day of delay in the Effective Date beyond the Penalty Delivery Deadline Date, and (b) in the event the Effective Date shall not have occurred on or before January 1, 2024 (the “Termination Delivery Deadline Date”, and collectively with the Penalty Delivery Deadline Date, the “Deadline Delivery Dates”), then Assignee shall have the right to terminate the Assignment, without any penalties or liability to Assignor, by written notice to Assignor prior to the occurrence of the Effective Date, in which event neither Assignor nor Assignee shall have any further obligation to each other under this Agreement, except for the obligations of Assignee in the last sentence of Section 4, and except that Assignee shall promptly remove any items that may have been installed by Assignee pursuant to Section 4 below and repair any damaged caused by such removal and shall be afforded a reasonable opportunity to do so; provided, however, Assignee shall exercise its termination right hereunder no later than ten (10) days following Assignee's receipt of written notice from Assignor (if given, at Assignor’s option) in which Assignor acknowledges that the Termination Delivery Deadline Date has passed and the Effective Date has not occurred and that Assignee has the right under this Paragraph to terminate this Lease. The foregoing Delivery Deadline Dates shall be extended to the extent of any delays in the Effective Date caused by Force Majeure (as defined in Section 34 of the Lease), provided that governmental and inspection related delays shall not be considered events of Force Majeure for such purposes. Within ten (10) days of request by either Assignor or Assignee following the Effective Date, Assignor and Assignee shall acknowledge the actual Effective Date by executing an Assignment Effective Date Memorandum in the form attached hereto as Exhibit B. For the avoidance of doubt, the Premises shall be deemed delivered when the Consent has been obtained and Assignor has vacated the Premises, has Fully Decommissioned the same with respect to Assignor’s lab operations and provides Assignee keys or other means of access thereto.
4.Early Access. Assignor shall provide Assignee access to the portion of the Premises on the first floor (i.e., the office portions) thirty (30) days prior to the Effective Date free of any monetary obligation, for the purpose of allowing Assignee to install furniture, fixtures and equipment and IT infrastructure; provided that prior to such access, Assignee has delivered to Assignor evidence of all insurance required of “Tenant” under the Lease. With respect to such period of early access, Assignee shall include Assignor as an additional insured under its liability insurance policy. Except to the extent resulting from the negligence or willful misconduct of Assignor or its employees, contractors or agents, Assignee shall indemnify, protect, defend and hold Assignor harmless from and against all liability, penalties, losses, damages, costs, expenses, causes of action, claims and judgments arising from or in connection with any such early access and preparation of the Premises for occupancy.
5.Condition of Premises. Assignee acknowledges and agrees that it has inspected the Premises and is familiar with its condition. Assignee accepts the Premises in their present “AS IS” and “WITH ALL FAULTS” condition, subject to the terms of this Paragraph. Notwithstanding the foregoing, Assignor shall deliver the Premises to Assignee broom clean and Fully Decommissioned with respect to Assignor’s lab operations and with the Agilent Bravo96 removed. Assignee acknowledges and agrees that neither Assignor nor any of its respective agents or employees has made any warranties or representations concerning the Premises, including about the condition of the Premises and the suitability of its use by Assignee. Assignee further acknowledges and agrees that Assignor has no obligation to perform any work, supply any materials, incur any expense, make any alterations or improvements to the Premises or to provide Assignee with any construction or fit-out allowance.

6.Base Rent Reimbursement. The “Base Rent Abatement” shall mean the Base Rent under the Lease with respect to the three (3)-month period (the “Base Rent Abatement Period”) commencing on the Effective Date and ending on the day immediately preceding the date which is three (3) months after the Effective Date. For clarity, if the Effective Date occurs on October 5, 2023, the Base Rent Abatement shall consist of the Base Rent under the Lease with respect to the period commencing on October 5, 2023 and ending on January 4, 2024. Assignor shall be responsible for payment of the Base Rent Abatement in accordance with the Lease. Assignor shall prepay to Landlord the Base Rent Abatement on or before the Effective Date. In addition, in the event the Base Rent Abatement is increased pursuant to Section 3 above, Assignor shall pay such increased Base Rent Abatement directly to Landlord. Unless waived by Assignor and Assignee by their execution and delivery of the Consent, it is a condition to the effectiveness of this Assignment that Landlord consent in the Consent to the prepayment of the Base Rent Abatement by Assignor.
7.Remaining TI Rent. The “Remaining TI Rent” shall mean the TI Rent payable under Section 4(b) of the Lease incurred by Assignor in connection with the Additional Tenant Improvement Allowance previously funded by Landlord to Assignor. Payment of the Remaining TI Rent shall remain Assignor’s responsibility in accordance with Section 4(b) of the Lease. On or before the Effective Date and as a condition to the occurrence thereof, Assignor shall prepay the outstanding principal balance of the Remaining TI Rent as required to satisfy the obligation of “Tenant” under the Lease in connection therewith.
8.Indemnity. Assignor shall indemnify, protect and defend Assignee against and hold Assignee harmless from any and all losses, costs, damages, liabilities and expenses, including, without limitation, reasonable attorneys’ fees, incurred by Assignee as a result of any claim arising under the Lease with respect to an event or alleged default, negligence or willful misconduct of Assignor or its employees, agents, guests or invitees occurring on or before the Effective Date. Assignee shall indemnify, protect and defend Assignor against and hold Assignor harmless from any and all losses, costs, damages, liabilities and expenses, including, without limitation, reasonable attorneys’ fees, incurred by Assignor as a result of any claim arising under the Lease with respect to an event or alleged default, negligence or willful misconduct of Assignee or its employees, agents, guests or invitees occurring after the Effective Date.
9.No Options; No Modifications: Assignee agrees that it shall not: (a) exercise the Expansion Right under Section 39 of the Lease, the Extension Right under Section 40 of the Lease, or any other options to extend or renew the Term of the Lease or to expand the Premises, all of which options and rights Assignee hereby waives; (b) extend the Term of the Lease or expand the Premises; or (c) otherwise amend or modify the Lease in any manner that would increase Assignor’s liability thereunder; provided, however, Assignee may exercise the Extension Right pursuant to Section 40 of the Lease, so long as (i) Landlord consents to the assignment of such Extension Right pursuant to the Consent; and (ii) Landlord agrees that Assignor shall be released from all liability and obligations under the Lease during the Extension Term.
10.Furniture, Fixtures and Equipment. Assignor shall deliver with the Premises the furniture, fixtures and equipment identified on Exhibit C (the “Conveyed FF&E”), and shall, effective upon the Effective Date, quitclaim to Assignee without representation, warranty or recourse such Conveyed FF&E, and Assignee shall accept the Conveyed FF&E in its “AS IS” condition with all faults and defects and without warranty or representation. Assignee hereby disclaims any implied warranties of merchantability or fitness for any particular purpose with respect to the Conveyed FF&E. The transfer of ownership of the Conveyed FF&E shall occur automatically upon the Effective Date and this Assignment shall constitute a bill of sale evidencing the transfer of the same. All personal property of Assignor which is not part of the Conveyed FF&E shall be removed by Assignor prior to Assignor’s delivery of the Premises. For avoidance of doubt, the two bookshelves identified by Assignee and currently existing in the Premises shall not be part of the Conveyed FF&E and Assignor shall remove the same prior to the Effective Date.
11.Security Deposit. On or before the Effective Date, Assignee shall deliver to Landlord the Security Deposit in the amount of Two Hundred Twenty Thousand, Six Hundred Fifty-Five and 79/100 Dollars ($220,655.79), in the form of a letter of credit. Assignor and Assignee agree that the Security

Deposit and Letter of Credit deposited by Assignor under the Lease shall remain the property of Assignor, and Assignee shall have no interest therein. Unless waived by Assignor and Assignee by their execution and delivery of the Consent, it is a condition to the effectiveness of this Assignment that Landlord consent in the Consent to the reduction of the Security Deposit to such amount, as more particularly set forth in the Consent.
12.Existing Signage: Prior to delivery of the Premises, Assignor shall remove its existing signage at the Premises.
13.Equipment Sale. Assignor and Assignee are in discussions for the sale by Assignor and the purchase by Assignee of the equipment listed on Exhibit D (collectively, the “Sale Equipment”). Any such purchase and sale shall be made, if at all, pursuant to a separate agreement. Either party may terminate negotiations for such purchase and sale at any time for any reason or for no reason. If both parties in their sole discretion enter into such purchase and sale of the Sale Equipment, then Assignor shall leave the Sale Equipment in the Premises but shall otherwise remove any unpurchased Sale Equipment prior to delivery. For the avoidance of doubt, the Agilent Bravo96 shall not be included in the Sale Equipment, and Assignor shall remove the same prior to the Effective Date and as a condition to the occurrence thereof.
14.No Removal of Existing Improvements: Assignee shall not be responsible for removing or restoring any improvements present as of the Effective Date (except for wiring and cabling). Unless waived by Assignor and Assignee by their execution and delivery of the Consent, it is a condition to the effectiveness of this Assignment that Landlord confirm and agree in the Consent that neither Assignor nor Assignee shall be required to remove any improvements present as of the Effective Date.
15.Notices: Unless at least five (5) days' prior written notice is given in the manner set forth in this paragraph, the address of each party shall be that address set forth below their signatures at the end of this Assignment. All notices, demands or communications in connection with this Assignment shall be personally delivered or properly addressed and deposited in the mail (certified, return receipt requested, and postage prepaid) or via recognized overnight courier. Notices shall be deemed delivered (a) upon receipt, if personally delivered, (b) three (3) business days after mailing, if mailed as set forth above; or (c) one (1) business day after deposit with a recognized overnight courier as set forth above.
16.Landlord Consent. Notwithstanding anything to the contrary herein, this Assignment shall not be effective until Landlord has signed and delivered to Assignor and Assignee Landlord’s written consent to this Assignment (the “Consent”) pursuant to a consent in form and content mutually agreeable to Landlord, Assignor and Assignee, which form and content shall be deemed to be mutually agreeable upon Landlord’s, Assignor’s and Assignee’s execution and delivery of the Consent. In the event, for any reason whatsoever, the Consent is not delivered by Landlord within thirty (30) days after the execution of this Assignment by Assignor and Assignee, Assignor and Assignee each shall have the right, in its sole and absolute discretion, until such time as Landlord delivers the Consent, to terminate this Assignment by providing written notice to the other, in which case this Assignment shall automatically terminate and neither party shall owe any obligation to the other party. For avoidance of doubt, unless waived by Assignor and Assignee by their execution and delivery of the Consent, the Consent shall not be deemed given unless Landlord agrees, amongst other terms and conditions that (i) Landlord consents to the reduction of the Security Deposit; (ii) Landlord consents to the assignment of the right to exercise the Extension Right; (iii) Landlord agrees that Assignor shall be released from all liability and obligations under the Lease during the Extension Term; (iv) Landlord confirms and agrees in the Consent that neither Assignor nor Assignee shall be required to remove any improvements present as of the Effective Date; and (v) Landlord consents to the prepayment of the outstanding principal balance of the Remaining TI Rent.
17.Inspection by a CASp in Accordance with Civil Code Section 1938: To Assignor’s actual knowledge, the property being leased or rented pursuant to this Assignment has not undergone inspection by a Certified Access Specialist (CASp). In addition, the following notice is hereby provided pursuant to Section 1938(e) of the California Civil Code: “A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises.” Assignor and Assignee agree that if Assignee requests a CASp inspection of the Premises, then Assignee (a) shall pay the fee for such inspection, and (b) shall pay the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the Premises if and to the extent “Tenant” would be required to pay the same under the terms of the Lease (but in no event shall Assignor be responsible for paying the same).
18.Authority. Each party hereto represents and warrants that it has the full capacity, right, power and authority to execute, deliver and perform this Assignment, and all required actions, consents and approvals therefor have been duly taken and obtained. This Assignment shall be binding upon and inure to the benefit of the parties, their respective heirs, legal representatives, successors and assigns.
19.Brokers. Assignor shall be responsible for any and all broker commissions due and owing to Assignor’s broker, Jones Lang LaSalle Brokerage, Inc., and to Assignee’s broker, Jones Lang LaSalle Brokerage, Inc. (collectively, the “Brokers”), pursuant to a separate agreement. Assignor and Assignee each hereby agrees to protect, defend, indemnify and hold the other harmless from all claims, demands, causes of action, liabilities, losses, costs and expenses (including, without limitation, costs of suit and attorneys’ fees) arising from or in connection with claims for broker commissions due and owing from or related to this Assignment by any broker employed by or claiming to represent or to have been employed by the indemnifying party, other than the Brokers as described above.
20.Miscellaneous. Assignor and Assignee shall execute and deliver such additional documents and take such additional actions as either may reasonably request to carry out the purposes of this Assignment. This Assignment shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, successors and assigns. If either party brings an action or legal proceeding with respect to this Assignment, the prevailing party shall be entitled to recover its reasonable attorneys’ fees and costs. All captions contained in this Assignment are for convenience of reference only and shall not affect the construction of this Assignment. This Assignment may be executed in one or more counterparts (including electronic counterparts such as by email with a pdf or similar attachment, and such electronic counterpart shall be deemed to have the same force and effect as an executed original), each of which shall be an original, but all of which, taken together, shall constitute one and the same Assignment. If any one or more of the provisions of this Assignment shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby. This Assignment shall be governed by the laws of California without reference to conflicts of laws principles. All capitalized terms not otherwise defined in this Assignment shall have the meanings ascribed to them in the Lease.
21.Assignor’s Representations and Warranties. Assignor represents and warrants that (a) the Lease is in full force and effect, and there exists under the Lease no default beyond applicable notice and cure periods by either Assignor, or to Assignor’s knowledge, Landlord, nor, to Assignor’s knowledge, has there occurred any event which, with the giving of notice or passage of time or both, could constitute such a default, and (b) the copy of the Master Lease attached hereto as Exhibit A is a true, correct and complete copy of the Master Lease.
22.Hazardous Materials.
A.Assignor represents and warrants that to Assignor’s knowledge, (i) Assignor and its Tenant Parties (as defined in the Lease but excluding Assignee or Assignee’s agents, servants, employees, invitees and contractors) have not brought upon, kept, used, stored, handled, treated, generated in, or released or disposed from the Premises any Hazardous Materials in violation of any Environmental Requirements (as defined in the Lease) (an “Environmental Violation”); and (ii) all of Assignor’s Tenant HazMat Operations (as defined in the Lease) were performed in compliance with applicable Environmental Requirements. Without limiting the generality of Section 8 of this Assignment above, Assignor indemnifies and shall defend and hold Assignee, its officers, directors, employees, agents and contractors harmless from any and all Environmental Claims (as defined in the Lease) which arise during or after the Term arising from an Environmental Violation by Assignor or any of its Tenant Parties (excluding Assignee or Assignee’s agents, servants, employees, invitees and contractors). This indemnification of Assignee by Assignor includes, without limitation, costs incurred in connection with any investigation of site conditions or any cleanup, treatment, remedial, removal, or restoration work required by any federal, state or local Governmental Authority (as defined in the Lease) because of Hazardous Materials present in the air, soil or ground water above, on, or under the Premises released by Assignor or any of its Tenant Parties (excluding Assignee or Assignee’s agents, servants, employees, invitees and contractors).
B.Without limiting the generality of Section 8 of this Assignment above, Assignee indemnifies and shall defend and hold Assignor, its officers, directors, employees, agents and contractors harmless from any and all Environmental Claims which arise during or after the Term arising from an Environmental Violation by Assignee or any of its Tenant Parties. This indemnification of Assignor by Assignee includes, without limitation, costs incurred in connection with any investigation of site conditions or any cleanup, treatment, remedial, removal, or restoration work required by any federal, state or local Governmental Authority because of Hazardous Materials present in the air, soil or ground water above, on, or under the Premises released by Assignee or any of its Tenant Parties.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Assignment on the date first above written.

ASSIGNOR:        ASSIGNEE:

CODEXIS, INC.,        VACXYTE, INC.,
a Delaware corporation        a Delaware corporation

By:            By:

Print Name:        Print Name:

Title:                Title:

CODEXIS, INC.,
a Delaware corporation

By:

Print Name:

Title:

Address:        Address:

200 Penobscot Drive        825 Industrial Road
Redwood City, CA 94063        Suite 300
Attention: Chief Operating Officer        San Carlos, CA 94070
            Attention: Chief Executive Officer
with a copy to:
            with a copy to:
200 Penobscot Drive        825 Industrial Road
Redwood City, CA 94063        Suite 300
Attention: General Counsel            San Carlos, CA 94070
                Attention: General Counsel

EXHIBIT A

LEASE

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EXHIBIT B

ASSIGNMENT EFFECTIVE DATE MEMORANDUM

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EXHIBIT C

CONVEYED FF&E

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EXHIBIT D

SALE EQUIPMENT

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